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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Amendment No. 4 to Registration Statement on Form S-1 (No. 333-80529) of our report dated June 10, 1999, except for the information in the seventh and eighth paragraphs of Note 16, for which the date is July 26, 1999, relating to the financial statements of HarvardNET Inc. and of our reports dated June 10, 1999 relating to the financial statement schedule of HarvardNET Inc. and the financial statements of Internet Northeast, and of our report dated May 14, 1999 relating to the financial statements of the Network Services Division of Comstor Corporation, which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.


PRICEWATERHOUSECOOPERS LLP


Boston, Massachusetts
August 10, 1999